As filed with the Securities and Exchange Commission on ________, 2011

Registration No. 333-162430

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-1 on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAPTOR PHARMACEUTICAL CORP.
(Exact name of Registrant as specified in its charter)

Delaware	2834	86-0883978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 Commercial Blvd., Suite 200
Novato, CA 94949
(415) 382-8111
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christopher M. Starr, Ph.D.
Chief Executive Officer
Raptor Pharmaceutical Corp.
9 Commercial Blvd., Suite 200
Novato, CA 94949
(415) 382-8111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Siobhan McBreen Burke, Esq. Paul Hastings LLP 515 South Flower Street, 25th Floor Los Angeles, CA 90071 Tel: (213) 683-6000 Fax: (213) 627-0705

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement, as determined by the selling stockholders.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.[  ]

 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   [  ]    Accelerated filer   [X]   Non-accelerated filer  [  ]     (Do not check if a smaller reporting company)    Smaller reporting company  [  ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We initially registered pursuant to a registration statement on Form S-3 (File No. 333-162430) filed with the Securities and Exchange Commission (or the Commission or SEC) on October 13, 2009, as amended by that certain Pre-Effective Amendment No.1 to Form S-3, filed with the Commission on November 12, 2009, which was declared effective on November 12, 2009, and that certain Post-Effective Amendment No. 1 to Form S-3 on Form S-1, filed with the Commission on November 24, 2010 and Post-Effective Amendment No. 2 to Form S-3 on Form S-1, filed with the Commission on December 1, 2010, and declared effective by the Commission on December 1, 2010 (collectively, the Registration Statement), up to 5,557,865 shares of our common stock for resale by the selling stockholders named therein, including 1,764,226 shares of our common stock issuable upon the exercise of warrants held by such selling stockholders.   Since we are now eligible to use Form S-3, this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to, among other things, convert the Registration Statement from a registration statement on Form S-1 to a registration statement on Form S-3 covering the shares registered previously, but not yet sold, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Registration Statement.  This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 does not register any additional securities.  We paid all filing fees payable in connection with the registration of these securities previously in connection with the original filing of the Registration Statement on Form S-3.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 7, 2011

PROSPECTUS

5,557,865 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 5,557,865 shares of common stock, par value $0.001, of Raptor Pharmaceutical Corp., a Delaware corporation, including shares issuable upon the exercise of warrants to purchase our common stock, by the selling stockholders identified in this prospectus.  The selling stockholders or their permitted transferees or other successors in interest may, but are not required to, sell their holdings of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions.  See “Plan of Distribution” on page 10 for a description of how the selling stockholders may dispose of the shares covered by this prospectus.  We do not know when or in what amount the selling stockholders may offer the shares for sale.  We will not receive any of the proceeds from the sale of our shares by the selling stockholders pursuant to this prospectus.  We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and listed on the NASDAQ Capital Market under the symbol “RPTP.” On October 7, 2011, the last reported sale price for our common stock as reported on the NASDAQ Capital Market was $4.79 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 6 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2011.

FORWARD-LOOKING STATEMENTS

In this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, we make or will make statements that plan for or anticipate the future. These “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, include statements about our future business plans and strategies, as well as other statements that are not historical in nature. These forward-looking statements are based on our current expectations.

In some cases, these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “might,” “will,” “could,” “should,” “would,” “projects,” “anticipates,” “predicts,” “intends,” “continues,” “estimates,” “potential,” “opportunity” or the negative of these terms or other comparable terminology. All such statements, other than statements of historical facts, including our financial condition, future results of operation, projected revenues and expenses, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing intellectual properties, technologies, products, plans, and objectives of management, markets for our securities, and other matters, are about us and our industry that involve substantial risks and uncertainties and constitute forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of the filing made with the SEC in which such statements were made. You should not place undue reliance on these statements, which only reflect information available as of the date that they were made. Our business’ actual operations, performance, development and results might differ materially from any forward-looking statement due to various known and unknown risks, uncertainties, assumptions and contingencies, including those described in the section titled “Risk Factors,” and including, but not limited to, the following:

•	our need for, and our ability to obtain, additional funds;

•	uncertainties relating to clinical trials and regulatory reviews;

•	our dependence on a limited number of therapeutic compounds;

•	the early stage of the products we are developing;

•	the acceptance of any of our future products by physicians and patients;

•	competition and dependence on collaborative partners;

•	loss of key management or scientific personnel;

•	our ability to obtain adequate intellectual property protection and to enforce these rights;

•	our ability to avoid infringement of the intellectual property rights of others; and

•	the other factors and risks described under the section captioned “Risk Factors” as well as other factors not identified therein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, the factors discussed in this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, could cause actual results or outcomes to differ materially and/or adversely from those expressed in any forward-looking statements made by us or on our behalf, and therefore we cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on any such forward-looking statements. We cannot give you any assurance that such forward-looking statements will prove to be accurate and such forward-looking events may not occur. In light of the significant uncertainties inherent in such forward-looking statements, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

PROSPECTUS SUMMARY

This summary highlights selected information concerning our business and this offering of shares of our common stock. It is not complete and does not contain all of the information that may be important to you and your investment decision. The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto included elsewhere or incorporated by reference into this prospectus. You should carefully read this entire prospectus, including the information incorporated by reference herein, and should consider, among other things, the matters set forth in “Risk Factors” before making an investment decision. References to the terms “Raptor”, the Company and “we,” “us,” “our” or similar terms, refer to Raptor Pharmaceutical Corp. and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

Overview

We believe that we are building a balanced pipeline of drug candidates that may expand the reach and benefit of existing therapeutics. Our product portfolio includes both candidates from our proprietary drug targeting platforms and in-licensed and acquired product candidates.

Our current pipeline includes three clinical development programs, which we are actively developing. We also have two other clinical-stage product candidates, one of which we are seeking additional Asian business development partners but are not actively developing, and we have three preclinical product candidates for which we are seeking development partners.

Clinical Development Programs

Our three active clinical development programs are based on an existing therapeutic that we are reformulating for potential improvement in safety and/or efficacy and for application in new disease indications. These clinical development programs include the following:

• DR Cysteamine, or RP103, for the potential treatment of nephropathic cystinosis, or cystinosis, a rare genetic disorder; and
• RP103 for the potential treatment of Huntington’s Disease, or HD, an inherited neurodegenerative disorder.

RP103 is our proprietary delayed-release formulation of cysteamine bitartrate in capsules, which may require less frequent dosing and reduce gastro-intestinal side effects compared to the current standard of care.

• RP104, for the potential treatment of non-alcoholic steatohepatitis, or NASH, a metabolic disorder of the liver; and
RP104 is our proprietary delayed-release formulation of cysteamine bitartrate in tablets.

Other Clinical-Stage Product Candidates

Our other clinical-stage product candidates include:

• Convivia™ for the potential management of acetaldehyde toxicity due to alcohol consumption by individuals with aldehyde dehydrogenase, or ALDH2 deficiency, an inherited metabolic disorder; and
• Tezampanel, a glutamate receptor antagonist as a potential anti-platelet agent.

Preclinical Product Candidates

Our preclinical platforms consist of targeted therapeutics, which we are developing for the potential treatment of multiple indications, including liver diseases, neurodegenerative diseases and breast cancer.  We are seeking development partners for these programs.  These preclinical programs include the following:

• Our receptor-associated protein, or RAP, platform consists of: HepTide™ for the potential treatment of primary liver cancer and other liver diseases; and NeuroTrans™ to potentially deliver therapeutics across the blood-brain barrier for treatment of a variety of neurological diseases.

• Our mesoderm development protein, or Mesd, platform consists of WntTide™ for the potential treatment of breast cancer.

Future Activities

Over the next 12 months, we plan to conduct research and development and general and administrative  activities including: pre-commercial preparation for the potential launch of RP103 for the treatment of cystinosis in the United States and Europe; supporting our ongoing extension study of RP103 in cystinosis; supporting the ongoing clinical trial of RP103 in HD; funding a potential collaboration of a clinical trial of RP104 in NASH;  funding a potential clinical trial of tezampanel as a potential anti-platelet agent; continued development of our preclinical product candidates; and supporting associated facilities and administrative functions. We plan to seek additional Asian business development partners for our Convivia™ product candidate. We may also develop future in-licensed technologies and acquired technologies.

Recent Developments

On September 13, 2011, we announced the closing of an underwritten public offering of shares of our common stock at a price to the public of $4.00 per share.  The shares sold in the offering included 10,000,000 shares of our common stock plus an additional 1,500,000 shares of our common stock pursuant to the exercise by JMP Securities LLC, Canaccord Genuity Inc. and Cowen and Company, LLC, the underwriters for the offering, of the over-allotment option we granted to them.  Total gross proceeds to us in the offering (including in connection with the sale of the shares of common stock pursuant to the exercise of the over-allotment option) totaled $46 million, before underwriting discounts and commissions.  The offering resulted in net proceeds to us of approximately $42.89 million after deduction of underwriting discounts and other offering expenses payable by us.  We expect to use the net proceeds from the offering to fund our commercial and pre-commercial efforts, clinical and preclinical development programs and other general corporate activities.

On July 25, 2011, we announced that our Phase 3 clinical trial of RP103 for the treatment of nephropathic cystinosis, met the sole primary endpoint of non-inferiority compared to Cystagon®, immediate-release cysteamine bitartrate.  The comparison was based on white blood cell, or WBC, cystine levels, the established efficacy surrogate biomarker and sole primary endpoint in the clinical trial.  There were no unexpected serious safety concerns experienced by patients in the trial attributable to RP103.

Our pivotal Phase 3 clinical trial was designed as an outpatient study of the pharmacodynamics, pharmacokinetics, safety and tolerability of RP103 compared to Cystagon® in cystinosis patients.  The clinical trial was conducted at eight clinical research centers in the United States and Europe.

Of 41 patients who completed the Phase 3 protocol, 38 were included in the evaluable data set, 3 not being fully compliant with the protocol due to the fact that their WBC cystine levels went above 2.0 while on Cystagon® during the trial. The age range of study participants was 6-26 years, with 87% of patients below 16 years old.  On average, the peak WBC cystine level measured in patients treated with Cystagon® was 0.54 ± 0.05 nmol ½ cystine/mg protein, compared to an average peak value of 0.62 ± 0.05 nmol ½ cystine/mg protein for patients treated with RP103.  The mean difference was 0.08 nmol ½ cystine/mg protein, with a 95.8% confidence interval of 0.00-0.16 (one sided p=0.021).  As stipulated in our Statistical Analysis Plan, the non-inferiority endpoint of the clinical trial would be achieved when the upper end of the confidence interval around the mean difference of WBC cystine levels did not exceed an absolute value of 0.3.  The upper end of the confidence interval in the Phase 3 clinical trial was determined to be 0.16, thus achieving the non-inferiority endpoint.

Additionally, the endpoint was achieved at a lower average daily dose of RP103, compared to Cystagon®.  Patients enrolled in the study were required to be “well controlled” under the existing Cystagon® therapy. The starting dose of RP103 for patients in the Phase 3 clinical trial was initially set at 70% of their established dose of Cystagon®.  The protocol allowed for a single RP103 dose increase of 25%, based on intermediate WBC cystine level results, to reflect the current standard of care in establishing appropriate dosing of Cystagon® in cystinosis patients.  Approximately one-third of patients remained at 70% of their starting Cystagon® dose throughout the study. The remaining two-thirds of the patients had their RP103 dose increased.  On average, the total daily, steady-state dose of RP103 in patients in the Phase 3 clinical trial was 82% of their established, incoming dose of Cystagon®.

In the course of the study, no unexpected safety issues were experienced.  Seven serious adverse events, or SAEs, requiring a visit to the emergency room or hospital, were reported for seven individual patients.  Of these seven SAEs, six were determined by the principal investigator to be unrelated to either RP103 or Cystagon®. One SAE, gastric intolerance, was graded as “possibly related” to RP103 and was subsequently resolved and the patient returned on RP103 treatment.  The most frequently reported non-serious adverse events, or AEs, in the study were gastric intolerance symptoms.  Fifty-three AEs were scored as “possibly” or “probably” related to either study drug, and forty-three of fifty-three of the drug related AEs were scored as gastric intolerance symptoms.

We are conducting an ongoing, extension study in which all patients completing the Phase 3 clinical trial may elect to continue on RP103 treatment and are monitored for WBC cystine levels and safety parameters.  The extension study will provide at least six months of safety data for each patient and will be part of our New Drug Application filing.  Forty out of forty-one patients who completed the Phase 3 clinical trial elected to enroll in the extension study.  Thirty-eight of such patients remain in the extension study.  Thirty-two patients have been on RP103 in the extension study for at least 6 months.  We plan to submit our Phase 3 clinical trial data for publication in the coming months.

In a related clinical trial, we demonstrated bioequivalence between RP103 administered as whole capsules and administered as capsule contents sprinkled onto applesauce.  As a significant number of cystinosis patients are too young to take whole capsules, this result may enable us to expand enrollment in the extension study to patients who are too young to swallow whole capsules and were therefore ineligible for the pivotal Phase 3 clinical trial protocol.

With respect to RP103 for the treatment of cystinosis, we expect to file a new drug application with the U.S. Food and Drug Administration, or FDA, and a marketing authorization application with the European Medicines Agency in the first quarter of 2012.

On July 6, 2011, we announced that the United States Patent and Trademark Office, or USPTO, has issued Notices of Allowance for two patents covering our delayed-release oral formulation of cysteamine bitartrate, or DR Cysteamine, as well as other formulations of cystamine and cysteamine as described below.

U.S. Patent Application No.:                                      11/990,869
Issued Notice of Allowance:                                       June 27, 2011
Patent Title:                       "Enterically Coated Cystamine, Cysteamine and Derivatives Thereof."
Expected to Cover:	Methods of administering DR Cysteamine to patients for any clinical indication, including nephropathic cystinosis, NASH and HD
Expected Initial Term:                       20 years plus 239 days of patent term adjustment expiring September 22, 2027

Patent application 11/990,869 covers the use of any composition of cysteamine or cystamine, regardless of the specific formulation, that provides increased delivery to the small intestine with pharmacokinetic benefits that allow for less than 4 times daily dosing.

U.S. Patent Application No.:                                                                           12/745,504
Issued Notice of Allowance:                                                                           June 24, 2011
Patent Title:                                                                "Methods of Treating Non-Alcoholic Steatohepatitis (“NASH”) Using Cysteamine Products."
Expected to Cover:                                                                Methods of treating NASH by administeringcysteamine or cystamine
Expected Initial Term:                                                                           20 years; expiring November 22, 2028

Patent application 12/745,504 covers the use of cysteamine or cystamine, in any formulation, for the treatment of NASH.

In addition, we anticipate reaching full enrollment for our Phase 2 clinical trial for RP103 in patients with HD in the fourth quarter of 2011 and we anticipate releasing the top-line Phase 2 clinical trial data in the middle of 2013.

With respect to RP104 for the potential treatment of NASH, we expect to submit an investigational new drug application with the FDA by the end of 2011.  We also anticipate initiating our Phase 2b clinical trial for RP104 for the potential treatment of NASH in the first half of 2012 and releasing the top-line Phase 2b clinical trial data in the second half of 2013.

Company History

Corporate Structure

            We were initially incorporated in Nevada on July 29, 1997 as Axonyx Inc. In October 2006, Axonyx Inc. and its then-wholly-owned subsidiary completed a reverse merger, business combination with TorreyPines Therapeutics, Inc., reincorporated in Delaware and changed our corporate name to “TorreyPines Therapeutics, Inc.”

            On September 29, 2009, we and a wholly-owned subsidiary completed a reverse merger, business combination with Raptor Pharmaceuticals Corp., or RPC, pursuant to which RPC became our wholly-owned subsidiary.  Immediately prior to such time, we changed our corporate name to “Raptor Pharmaceutical Corp.” After such merger, our common stock began trading on the NASDAQ Capital Market and currently trades under the ticker symbol “RPTP.”  This merger is referred to herein as the 2009 Merger.  Immediately prior to the 2009 Merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock.

Our principal executive office is located at 9 Commercial Blvd., Suite 200, Novato, CA 94949.  Our phone number is (415) 382-8111.

RESALE OFFERING

Common stock offered by selling stockholder:	538,622 shares
Use of proceeds:
The selling stockholders will receive all net proceeds from any resale of our common stock covered by this prospectus. We will not receive any proceeds from any such resale.

We expect any proceeds we receive from the exercise of warrants to purchase the shares included in the shares that are being offered by the selling stockholders hereunder will be used to fund our commercial and pre-commercial efforts, our clinical and preclinical development programs and other general corporate purposes.  See “Use of Proceeds” on page 7.

Risk Factors	See “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.
NASDAQ Ticker Symbol:	RPTP

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. Before you decide to invest in shares of our common stock, you should consider carefully all of the information in this prospectus, as well as other information included in or incorporated by reference into this prospectus, particularly the specific risk factors discussed in the sections titled “Risk Factors” contained in our filings with the Securities and Exchange Commission, or Commission or  SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before deciding whether to invest in shares of our common stock. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our consolidated financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.”  The risks described in this prospectus and contained in our other periodic reports are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

USE OF PROCEEDS

This prospectus covers shares of our common stock that may be offered and sold from time to time by the selling stockholders.  We will receive no proceeds from the sale of shares of common stock in this offering by the selling stockholders.  However, we may receive proceeds of up to approximately $1.1 million to the extent that the outstanding warrants issued to the selling stockholders under the 2008 offering and 2009 offering described in the section titled “THE TRANSACTION”, or the 2008 Private Placement and the 2009 Private Placement, respectively, are fully exercised for cash after September 29, 2011. There can be no assurance that any of the warrants will be exercised by the selling stockholders. We expect to use the net proceeds from the exercise of the warrants to fund our commercial and pre-commercial efforts, our clinical and preclinical development programs and other general corporate purposes.  The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our regulatory and commercial and pre-commercial efforts, our research and development programs, technological advances and the competitive environment for our drug candidates. Pending these uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

 SELLING STOCKHOLDERS

 We have included in this prospectus and related registration statement certain of the common stock (including common stock issuable upon exercise of warrants) issued in the 2008 Private Placement and 2009 Private Placement to the selling stockholders.  The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Information concerning the selling stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The following table sets forth to our knowledge as of September 29, 2011:

•	the name of each of the selling stockholders;
•	the number of shares of our common stock beneficially owned (as determined in accordance with the rules of the SEC) by each selling stockholder prior to this offering;
•	the percentage (if one percent or more) of our common stock owned by each such selling stockholder prior to this offering;
•	the number of outstanding shares of our common stock being offered by each such selling stockholder pursuant to this prospectus;
•	the number of shares of our common stock issuable upon exercise by each such selling stockholder of the warrants being offered pursuant to this prospectus;
•	the number of shares of our common stock beneficially owned (as determined in accordance with the rules of the SEC) by each such selling stockholder upon completion of this offering; and
•	the percentage (if one percent or more) of common stock owned by each such selling stockholder upon completion of this offering.

The information in the table below was prepared based solely on information supplied to us by or on behalf of the selling stockholders, and we have not independently verified such information. The aggregate number of shares of common stock in the columns “Number of Outstanding Shares Being Offered” and “Shares Issuable Upon Exercise of Warrants Being Offered” represents the total shares of common stock that a selling stockholder may offer under this prospectus. Each selling stockholder may offer and sell, from time to time, some, all or none of its shares included in this prospectus. The number of shares in the column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling stockholder sells all of the shares covered by this prospectus as we have assumed for purposes of such table that none of the shares covered by this prospectus will be held by the selling stockholders after the completion of their resales.

We do not know how long the selling stockholder will hold such shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. Because the selling stockholders may offer all or only some portion of the 538,622 shares of common stock that have not been disposed of as of September 29, 2011, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of their resales. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of such shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time.

Except as noted in the footnotes to the table below, to our knowledge, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Shares Sold in the Offering	Shares Issuable Upon Exercise of Warrants Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering (1)
Aran Asset Management SA (3)	727,144	1.5%	0	35,000	692,144	1.5%
Aran Asset Management, SA ITF Brook Riggins	84,315	**	0	84,315	0	**
Aran Asset Management, SA ITF Limetree Capital (4)	419,307	**	0	419,307	0	**

(1)	Assumes all of the shares of common stock offered are sold. Based on 47,069,188 shares of common stock issued and outstanding on September 29, 2011
(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)
Represents 692,144 shares of common stock held by Aran Asset Management SA and warrants to purchase up to 35,000 shares of common stock. Aran Asset Management SA disclaims beneficial ownership of the shares registered in its name on behalf of its clients. The Chairman and CEO of Aran Asset Management SA is Michael C. Thalmann who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)
In August 2009, prior to our merger with Raptor Pharmaceuticals Corp., Limetree Capital was issued warrants by Raptor Pharmaceuticals Corp. exercisable for 7% of Raptor Pharmaceuticals Corp.’s common stock issued and issuable under the warrants issued to investors placed by it as part of Raptor Pharmaceuticals Corp.’s private placement of its units (comprised of common stock and warrants exercisable for common stock), and a 3.5% cash fee based upon the proceeds of the sale of such units in such private placement as placed by them. The cash fees paid to Limetree totaled $59,360. Pursuant to our merger with Raptor Pharmaceuticals Corp., the warrants issued to Limetree Capital were converted into the right to receive warrants to purchase 129,733 shares of our common stock at an exercise price of $1.50 per share for a five year term from the date of the original warrants (post-merger shares and exercise price). Erich Sager, one of our board members, serves on the board of directors of Limetree Capital and is a founding partner thereof. Our securities owned by Limetree Capital include warrants to purchase up to 438,890 shares of our common stock exercisable with sixty (60) days. These warrants were originally issued by Raptor Pharmaceuticals Corp., our wholly-owned subsidiary, prior to our merger with it, as part of placement agent fees paid to Limetree Capital by Raptor Pharmaceuticals Corp. pursuant to Raptor Pharmaceuticals Corp.’s May / June 2008 private placement. Please refer to the discussion under the heading “Selling Stockholders” which describes these transactions in more detail. Erich Sager disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

**           Less than one percent

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their transferees, pledgees, donees or other successors in interest may, from time to time, sell any or all of their shares of common stock on NASDAQ or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM–2440. In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Pursuant to the terms of the purchase agreement governing the private placements described under the heading “Selling Stockholders” in this prospectus, Raptor Pharmaceuticals Corp. agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and agreed to keep a prospectus effective with respect to the common stock issued or issuable pursuant to the 2008 private placement and 2009 private placement until the earlier of the following: (i) the second anniversary of the closing date of such financing, (ii) the date all the purchased securities held by such investor in such financing may be sold under Rule 144 during any 90-day period and (iii) such time as all of the purchased securities held by such investor have been publicly sold. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Under our certificate of incorporation, as amended, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share and 15,000,000 shares of preferred stock, par value $0.001 per share. As of September 29, 2011, there were 47,069,188 shares of common stock outstanding, 12,719,312 shares of common stock reserved for issuance upon exercise of outstanding stock options and warrants to purchase common stock, and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law, or DGCL, and on the provisions of our certificate of incorporation, as amended, and our bylaws, as amended. This information is qualified entirely by reference to the applicable provisions of the Delaware General Corporation Law and our certificate of incorporation, as amended, and our bylaws, as amended. For information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.

Common Stock

Dividend Rights

Dividends from our capital stock, subject to the provisions of our certificate of incorporation, as amended, and applicable law, if any, may be declared by our board of directors pursuant to law at any regular or annual meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation, as amended, and applicable law.

Voting Rights

For the purpose of determining those stockholders entitled to vote at any meeting of our stockholders, except as otherwise provided by law, only persons in whose names stand on the stock records of the corporation on the record date, as provided in Section 12 of our bylaws, as amended, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. Each share of our common stock has identical rights and privileges in every respect.

Our bylaws, as amended, provide that holders of shares of our common stock have the power to adopt, amend or repeal the bylaws of the corporation; provided, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by our certificate of incorporation, as amended, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation, as amended, and bylaws, as amended, provide that a director may be removed at any time without cause by the affirmative vote of the holders of 66-2/3% of all of our then-outstanding shares of voting stock entitled to vote at an election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of our common stock held by them. Holders of our common stock have no preferences or any preemptive conversion or exchange rights. Our outstanding common stock is fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, which our board of directors may designate and issue in the future.

Anti-Takeover Provisions

Under the provisions of the DGCL, our certificate of incorporation, as amended, and bylaws, as amended, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. Such provisions could limit the price that some investors might be willing to pay in the future for our common stock. These provisions of the DGCL and our certificate of incorporation, as amended, and bylaws, as amended, may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

• the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

• upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors or officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

• any merger or consolidation involving the corporation and the interested stockholder;
• any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
• subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
• any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

• the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that its board will have one class of directors serving concurrent, one-year terms. Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation, as amended, authorizes only our board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees.

Our certificate of incorporation, as amended, also provides that directors may be removed by stockholders for cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock or without cause by the affirmative vote of the holders of 66-2/3% of the outstanding shares of voting stock.

Our certificate of incorporation, as amended, also provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. Our certificate of incorporation, as amended, further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by our board of directors with respect to unsolicited takeover bids. In addition, the limited ability of our stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Our bylaws, as amended, provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. Our bylaws, as amended, also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and “poison pill” rights plans. This could result in our management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

 Transfer Agent

 The transfer agent for our common stock is American Stock Transfer & Trust Company.

 Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “RPTP.”

 Preferred Stock

Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our board of directors. Our board of directors has authorized the issuance of Series A participating preferred stock which includes terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests. In addition, our board of directors may authorize the issuance of preferred stock in which holders of preferred stock might receive a premium for their shares over the then market price. We have no present plans to issue any shares of preferred stock.

 Series A Participating Preferred Stock

Each outstanding share of our common stock has attached to it one preferred share purchase right that entitles the registered holder to purchase from us a unit of one one-thousandth of a share of its Series A participating preferred stock, which is referred to herein as the Junior Preferred Stock, at a price of $15.00 per unit. The description and terms of the rights are set forth in a rights agreement dated as of May 13, 2005, as amended, by and between American Stock Transfer & Trust Company, as rights agent, and us, which is referred to herein as the Raptor Rights Agreement.

Subject to certain exceptions, until the earlier to occur of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock, subject to certain exceptions, or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates is the distribution date), the rights will be evidenced by our common stock certificates.

The Raptor Rights Agreement provides that, until the distribution date, the rights will be transferred with and only with our common stock. Until the distribution date (or earlier redemption or expiration of the rights), our common stock certificates, upon transfer or new issuance of common stock will contain a notation incorporating the Raptor Rights Agreement by reference.  Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates of our common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, if any, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 15, 2015 unless that final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of units of Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (b) upon the grant to holders of the units of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase units of Junior Preferred Stock at a price, or securities convertible into units of Junior Preferred Stock with a conversion price, less than the then current market price of the units of Junior Preferred Stock, or (c) upon the distribution to holders of the units of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in units of Junior Preferred Stock) or of subscription rights or warrants other than those referred to above.

 The number of outstanding rights and the number of units of Junior Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

The Junior Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the shares of Junior Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of Junior Preferred Stock will have 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Junior Preferred Stock will be exchanged or changed in an amount per share equal to 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

 Because of the nature of the dividend, liquidation and voting rights, the value of each unit of Junior Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

If, after the rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or one of its affiliates, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

 If any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be unexercisable), will have the right to receive upon exercise that number of shares of our common stock or units of Junior Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of our common stock, subject to certain exceptions, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio per unit of Junior Preferred Stock equal to the purchase price divided by the then current market price per unit of Junior Preferred Stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated would result in the offerer being the beneficial owner of 15% or more of the shares of our common stock then outstanding.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Junior Preferred Stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the units of Junior Preferred Stock on the last trading day prior to the date of exercise.

 At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding our common stock (unless the board of directors extends the ten day period) or (ii) the tenth business day after a person commences, or announces its intention to commence, a tender offer or exchange offer that would result in the bidder’s beneficial ownership of 15% or more of the shares of our common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will receive the redemption price. The rights are also redeemable under other circumstances as specified in the Raptor Rights Agreement.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights except that from and after such time that there is an acquiring person no amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights by virtue of ownership as our stockholder, other than those accruing as a result of the holder’s ownership in our common stock, including, without limitation, the right to vote or to receive dividends.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at the redemption price prior to the occurrence of a distribution date.  The foregoing description of the rights is qualified in its entirety by reference to the Raptor Rights Agreement.

THE TRANSACTION

During May and June 2008, prior to 2009 Merger, RPC, issued an aggregate of 4,662,468 units of its securities, each unit comprised of one share of our common stock and one warrant to purchase one half of one share of our common stock, at a unit purchase price of $2.14 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 2,331,234 shares of RPC’s common stock at an exercise price of $3.22 per share during the first year and $3.86 per share during the second year. In connection with this private placement, RPC issued placement agents warrants to purchase in the aggregate 489,559 shares of our common stock at an exercise price of $2.36 per share for a five year term and it paid to such placement agents cash fees totaling $700,000. Such placement agent warrants contained a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment. Of the placement agents compensated, Limetree Capital was issued warrants to purchase 438,890 shares of our common stock and was paid cash commissions of $627,550. Erich Sager, one of our board members, serves on the board of directors of Limetree Capital and is a founding partner thereof.

In July 2009, prior to the 2009 Merger, RPC closed a warrant exchange offer with those investor-warrant holders who were holders of the warrants to purchase its common stock issued in connection with its May and June 2008 private placement, as described above, of the right to exchange such warrants and subscribe for new warrants to purchase shares of RPC’s common stock at an exercise price of $1.29 per share (to the extent such new warrants were exercised (in whole or in part) on or before July 17, 2009). Pursuant to such warrant exchange, new warrants were exercised for an aggregate amount of 2,031,670 shares of our common stock which resulted in aggregate proceeds to RPC of $2,614,500.

In August 2009, prior to the 2009 Merger, RPC, issued an aggregate of 1,738,226 units of our securities, each unit comprised of one share of our common stock and one warrant to purchase one half of one share of our common stock, at a unit purchase price of $1.37 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 869,113 shares of our common stock at an exercise price of $2.57 per share during the first year and $3.22 per share during the second year. In connection with this private placement, RPC issued Limetree Capital, the placement agent in such private placement, warrants to purchase in the aggregate 129,733 shares of our common stock at an exercise price of $1.50 per share for a five year term and it paid to such placement agent cash fees totaling $59,360. Such placement agent warrants contained a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment.

We filed a registration statement with the Commission, covering the resale of 5,557,865 shares of our common stock, including common stock issuable upon the exercise of the warrants, on October 13, 2009. This registration statement was declared effective by the SEC on November 12, 2009.  Due to the late filing of our Current Report on Form 8-K with respect to the voting results of our 2010 Annual Meeting of Stockholders, under applicable Commission rules, we did not qualify for the use of a registration statement on Form S-3.  To assure that the shares of our common stock held by such selling stockholders, including our shares issuable upon the exercise of such warrants, may be sold pursuant to an effective registration statement, we previously filed a Post-Effective Amendment No. 1 to Form S-3 on Form S-1 on November 24, 2010 and a Post-Effective Amendment No. 2 to Form S-3 on Form S-1 on December 1, 2010, which was declared effective on December 1, 2010.  We are filing this amendment to, among other things, convert the Registration Statement from a registration statement on Form S-1 to a registration statement on Form S-3 covering the shares registered previously, but not yet sold, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Registration Statement.

LEGAL MATTERS

Paul Hastings LLP, Los Angeles, California will pass upon the validity of the securities being offered by this prospectus.  Any underwriter, dealer or agent may be advised about issues relating to any offering by its own legal counsel.

EXPERTS

Burr, Pilger Mayer, Inc., independent registered public accounting firm, has audited the consolidated financial statements of Raptor Pharmaceutical Corp. included in our Annual Report on Form 10-K, for the year ended August 31, 2010 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to such consolidated financial statements) which is incorporated by reference in this prospectus and elsewhere in this registration statement. Such consolidated financial statements of Raptor Pharmaceutical Corp. are incorporated by reference in reliance on Burr Pilger Mayer, Inc.’s reports, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

 We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us also may be inspected at the offices of the Financial Industry Regulatory Authority, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006. You may also obtain free copies of the documents that we file with the SEC by going to the Investors and Media section of our website, www.raptorpharma.com. The information provided on our website is not part of this prospectus, and therefore is not incorporated by reference.

 We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 000-25571), which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:

(a)	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 filed with the Commission on November 22, 2010;
(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2010 filed with the Commission on January 14, 2011;
(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2011 filed with the Commission on April 14, 2011;
(d)	Our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2011 filed with the Commission on July 13, 2011;
(e)	Our Current Report on Form 8-K filed with the Commission on November 12, 2010;
(f)	Our Current Report on Form 8-K filed with the Commission on November 17, 2010;
(g)	Our Current Report on Form 8-K filed with the Commission on November 26, 2010;
(h)	Our Current Report on Form 8-K filed with the Commission on February 15, 2011;
(i)	Our Current Report on Form 8-K filed with the Commission on March 22, 2011;
(j)	Our Current Report on Form 8-K filed with the Commission on April 7, 2011;
(k)	Our Current Report on Form 8-K filed with the Commission on April 13, 2011;
(l)	Our Current Report on Form 8-K filed with the Commission on June 28, 2011; -18-
(m)	Our Current Report on Form 8-K filed with the Commission on July 25, 2011;
(n)	Our Current Report on Form 8-K filed with the Commission on July 26, 2011;
(o)	Our Current Report on Form 8-K filed with the Commission on September 8, 2011;
(p)	Our Current Report on Form 8-K filed with the Commission on September 19, 2011;
(q)	Our Current Report on Form 8-K filed with the Commission on September 28, 2011;
(r)
The description of our Common Stock contained in our Registration Statement on Form 10-SB filed with the SEC on March 17, 1999 (File No. 000-25571), as amended by that certain Registration Statement on Form 10-SB/A filed on August 19, 1999 (File No. 000-25571), which description has been updated by our Joint Proxy Statement on Form S-4 filed on August 19, 2009 (File No. 333-161424), including any other amendment or report filed for the purpose of updating such description; and

(s)
The description of the our Series A Participating Preferred Stock contained in our Registration Statement on Form 8-A filed on May 16, 2005 (File No. 000-25571), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document or other report that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed and except as described above, Current Reports on Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits which are specifically incorporated by reference into such documents. If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:

Raptor Pharmaceutical Corp. 9 Commercial Blvd., Suite 200 Novato, CA 94949 (415) 382-1390 Attn: Secretary

 Information on Our Website

Information on any Raptor website, any subsection, page, or other subdivision of any Raptor website, or any website linked to by content on any Raptor website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Trademark Notice

Raptor, our logos and all of our product candidates and trade names are our registered trademarks or our trademarks in the United States and in other select countries. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

Raptor Pharmaceutical Corp.

PROSPECTUS

5,557,865

COMMON STOCK

___________, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the Registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts.   All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$(1)
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	5,000
Miscellaneous	-
Total	$10,000

(1) The required registration fee of $1,042 was previously paid.

Item 15.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

        Our certificate of incorporation, as amended, and bylaws, as amended, provide that we shall, to the fullest extent authorized by the General Corporation Law of the State of Delaware, indemnify our directors and executive officers; provided; however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by us, in our sole discretion, pursuant to our powers under the General Corporation Law of the State of Delaware.

         Pursuant to the terms of the merger agreement between us and our wholly-owned subsidiary, Raptor Pharmaceuticals Corp. or RPC, for six years from the closing of the merger, RPC and we are jointly and severally liable to advance expenses to and indemnify each of our former directors and officers against costs and damages incurred as a result of such person serving in such capacity to the fullest extent permitted under the General Corporation Law of the State of Delaware. Pursuant to the terms of such merger agreement, RPC was required to purchase an insurance policy with an effective date as of the closing of such merger agreement, which maintains in effect for six years from such closing, the directors’ and officers’ liability insurance policies maintained by us immediately prior to the merger with respect to matters occurring prior to such closing provided that we are not obligated to expend more than $65,000 for such insurance.

II-1

        We must maintain such directors’ and officers’ liability insurance policies for six years following the closing of the merger which occurred on September 29, 2009.  Moreover, pursuant to the terms of such merger agreement, we may not modify or repeal for a period of six years time from September 29, 2009, provisions in our certificate of incorporation, as amended, or bylaws, as amended, with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were our officers or directors. Finally, pursuant to the terms of such merger agreement, in the event RPC or we or any of their or our respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any entity or person, then, and in each such case, proper provision must be made so that the successors and assigns, as the case may be, shall succeed to the obligations set forth in the merger agreement with respect to the indemnification of officers and directors as described herein.

         We have entered into agreements to indemnify our directors and executive officers.  These indemnity agreements require us to hold harmless and indemnify each of our directors and executive officers (i) to the fullest extent authorized or permitted by the provisions of our bylaws and the General Corporation Law of the State of Delaware, as the same may be amended from time to time, and (ii) subject to certain exclusions, against expenses that such director or executive officer becomes legally obligated to pay because of any claim or claims made against or by such director or executive officer in connection with threatened, pending or completed actions, suits or proceedings, to which such director or executive officer at any time becomes a party or a participant, or is threatened to be made a party, by reason of the fact that such director or executive officer is, was or at any time becomes a director, officer, employee or other agent of ours, or is or was serving or at any time serves at our request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including any of our subsidiaries.  These indemnity agreements also establish the processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification. The contractual rights to indemnification provided by these indemnity agreements are subject to the limitations and conditions specified in such agreements.

        Our bylaws, as amended, also permit us to maintain insurance to protect us and any director, officer, employee or agent against any liability with respect to which we would have the power to indemnify such persons under the General Corporation Law of the State of Delaware. We maintain an insurance policy insuring our directors and officers against certain liabilities.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibit Index -
		Filed
Exhibit		Here	Incorporated by Reference
No.	Exhibit Description	with	Form	File No.	Exhibit	Filing Date
2.1	Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006, by and among Axonyx Inc., Autobahn Acquisition, Inc. and TorreyPines Therapeutics, Inc.		S-4	333-136018		7/25/2006
2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of August 25, 2006, by and among Axonyx Inc., Autobahn Acquisition, Inc. and TorreyPines Therapeutics, Inc.		S-4/A	333-136018		8/25/2006
2.3	Agreement and Plan of Merger and Reorganization, dated July 27, 2009, by and among Raptor Pharmaceuticals Corp., TorreyPines Therapeutics, Inc., a Delaware corporation, and ECP Acquisition, Inc., a Delaware corporation.		8-K	000-25571	2.3	7/28/2009
2.4	Form of Voting Agreement between TorreyPines Therapeutics, Inc. and certain stockholders of Raptor Pharmaceuticals Corp.		8-K	000-25571	99.3	7/28/2009
2.5	Form of Voting Agreement between Raptor Pharmaceuticals Corp. and certain stockholders of TorreyPines Therapeutics, Inc.		8-K	000-25571	99.2	7/28/2009
4.1	Specimen Common Stock Certificate of the Registrant		8-K/A	000-25571	4.1	10/9/09

4.2	Rights Agreement, dated as of May 13, 2005, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent		8-K	000-25571	99.2	5/16/05
4.3	Form of Rights Certificate of the Registrant (included in Exhibit 4.2)
4.4	Amendment to Rights Agreement, dated as of June 7, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent		8-K	000-25571	4.1	6/12/06
4.5	Amendment to Rights Agreement, dated as of October 3, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent		8-K	000-25571	4.19	3/29/07
4.6	Rights Agreement Amendment, dated as of July 27, 2009, to the Rights Agreement dated May 13, 2005 between TorreyPines and American Stock Transfer & Trust Company, LLC (replacing The Nevada Agency and Trust Company)		8-K	000-25571	2.3	7/28/09
4.7	Amendment to Rights Agreement, dated August 6, 2010, by and between the Registrant and American Stock Transfer & Trust Company, LLC		8-K	000-25571	4.2	8/10/10
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP		S-1	333-162430	5.1	12/01/10
23.1	Consent of Burr Pilger Mayer, Inc., an Independent Registered Public Accounting Firm	X
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

       (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

       (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(7) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Novato, State of California, on October 7, 2011.

RAPTOR PHARMACEUTICAL CORP.

By:	/s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
*
Christopher M. Starr, Ph.D.	Chief Executive Officer, (Principal Executive Officer), Director	October 7, 2011
/s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 7, 2011
*
Raymond W. Anderson	Director	October 7, 2011
*
Richard L. Franklin, M.D., Ph.D.	Director	October 7, 2011
*
Erich Sager	Director	October 7, 2011
*
Llew Keltner, M.D., Ph.D.	Director	October 7, 2011
*
Suzanne L. Bruhn, Ph.D.	Director	October 7, 2011
*
Vijay Samant	Director	October 7, 2011
*
Timothy P. Walbert	Director	October 7, 2011

*By:           /s/  Kim R. Tsuchimoto
     as attorney-in-fact